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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Agreements between ObjectShare, Inc. (formerly ParcPlace-Digitalk, Inc.) and each of Eugene L. Goda, Ronald J. Clear, and James H. Smith, of our report dated April 23, 1997, except for Note 1, as to which the date is June 26, 1997, with respect to the consolidated financial statements of ParcPlace-Digitalk, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended March 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                       /s/  ERNST & YOUNG LLP
San Jose, California
October 31, 1997